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                                                                    EXHIBIT 23.1


                              ACCOUNTANTS' CONSENT

The Board of Directors
BancorpSouth, Inc.:

        We consent to incorporation by reference in the registration statement on Form S-8 of BancorpSouth, Inc. of our report dated January 17, 2002, except as to note 22 which is as of February 15, 2002, relating to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows of each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of BancorpSouth, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

                                            /s/ KPMG LLP

Memphis, Tennessee
May 13, 2002